Exhibit 10.7

May 27, 2016

Eric Claus
Chief Executive Officer
Save-A-Lot
100 Corporate Office Drive
Earth City, MO 63045

Dear Eric,

This letter confirms that you and Supervalu agree to amend the Letter Agreement with you dated November 30, 2015 to provide that the "Outside Date" as defined in such Letter Agreement will be extended 12 months. The amended Outside Date will be December 13, 2017.

This amendment is based on our mutual desire and benefit as it will help to optimize and facilitate the parties' intentions and ability to explore the Separation.

Please confirm your agreement with and acceptance of this amendment by signing below and returning this letter amendment to me.

Best regards,

/s/ Mark Gross

Mark Gross
President and Chief Executive Officer
SUPERVALU INC.

ACKNOWLEDGED and AGREED:

/s/ ERIC CLAUS	6/1/2016
Eric Claus	Date

cc:    Andre LaMere